UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2019

AGILITI HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20086	41-0760940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6625 West 78th Street, Suite 300

Minneapolis, Minnesota  55439-2604

(Address of Principal Executive Offices)

(Zip code)

952-893-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introduction.

On January 4, 2019, Agiliti Holdco, Inc., a Delaware corporation (f/k/a UHS Holdco, Inc.) (“Agiliti Holdco”), the parent company of Agiliti Health, Inc., a Delaware corporation (f/k/a Universal Hospital Services, Inc.) (the “Company”), completed its previously announced business combination (the “Business Combination”) with Federal Street Acquisition Corp., a Delaware corporation (“FSAC”), and Agiliti, Inc., a Delaware corporation (“Agiliti”). The Business Combination was effected pursuant to an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), dated December 19, 2018, by and among Agiliti Holdco, FSAC, Agiliti, Umpire SPAC Merger Sub, Inc., Umpire Cash Merger Sub, Inc., solely in its capacity as a majority stockholder, IPC/UHS Co-Investment Partners, L.P., solely in its capacity as the majority stockholder and stockholders’ representative, IPC/UHS, L.P. (together with IPC/UHS Co-Investment Partners, L.P., “IPC”), and, solely for Sections 1.6 and 9.12 of the A&R Merger Agreement, Umpire Equity Merger Sub, Inc. As a result of Business Combination and a contribution of Agiliti Holdco capital stock to FSAC, FSAC became a wholly-owned subsidiary of Agiliti, and Agiliti Holdco became a wholly-owned subsidiary of FSAC.

For further description of the A&R Merger Agreement and related transactions (including, without limitation, the Business Combination), please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 20, 2018.

Item 1.01  Entry into a Material Definitive Agreement.

Credit Agreement

On the Closing Date, in connection with and substantially concurrent with the closing of the Business Combination, the Company entered into a credit agreement (the “Credit Agreement”) governing its new senior secured credit facilities (the “New Senior Secured Credit Facilities”) with JPMorgan Chase Bank, N.A. as administrative agent, collateral agent, and letter of credit issuer, Agiliti Holdco, certain subsidiaries of the Company acting as guarantors (the “Guarantors”), and the lenders from time to time party thereto.

Facilities and Use of Proceeds

The New Senior Secured Credit Facilities provide for a seven-year senior secured delayed draw term loan facility in an aggregate principal amount of $660.0 million (the “New Term Loan Facility”) and a five-year senior secured revolving credit facility in an aggregate principal amount of $150.0 million (the “New Revolving Facility”). The Company drew approximately $34.0 million of revolving loans on January 4, 2019 to pay certain fees and expenses in the Business Combination. The proceeds of the New Term Loan Facility will be drawn on February 1, 2019 and will be used to redeem all of the Company’s outstanding 7.625% Second Lien Senior Secured Notes due 2020 (the “Existing Notes”). The Company called the Existing Notes for redemption on January 4, 2019, prior to the consummation of the Business Combination. The Existing Notes will be redeemed on February 4, 2019.

The term loans under the New Term Loan Facility amortize in equal quarterly installments, commencing on June 30, 2019, in an aggregate annual amount equal to 1.00% of the original principal amount of such term loans, with the balance due and payable at maturity unless prepaid prior thereto.

The New Revolving Facility includes a sub-facility for letters of credit. In addition, the Credit Agreement permits the Company to request incremental term loans or incremental revolving credit commitments in an aggregate principal amount of up to (a) the greater of (1) $146.0 million and (2) an amount equal to the Company’s trailing twelve-month consolidated EBITDA (as defined in the Credit Agreement) at the time of determination, plus (b) an amount equal to all voluntary prepayments of the term loans under the Credit Agreement, certain other incremental equivalent debt and debt that is secured by liens on a pari passu basis with or senior to the liens on the collateral securing the term loans, buybacks of term loans and permanent revolving credit commitment reductions under the Credit Agreement, in each case prior to or simultaneous with the date of any such incurrence (to the extent not funded with the proceeds of long-term debt), plus (c) an unlimited additional amount, so long as the Company and its restricted subsidiaries under the Credit Agreement (I) in the case of incremental indebtedness that is secured by the collateral on a pari passu basis with the New Senior Secured Credit Facilities, do not exceed a specified pro forma first lien net leverage ratio (or, to the extent such incremental indebtedness is incurred in connection with any permitted acquisition or similar investment, do not exceed the greater of a specified pro forma first lien net leverage ratio and the pro forma first lien net leverage ratio immediately prior to such transaction), (II) in the case of incremental indebtedness that is secured by the collateral on a junior basis with respect to the New Senior Secured Credit Facilities, do not exceed a specified pro forma secured net leverage ratio (or, to the extent such incremental indebtedness is incurred in connection with any permitted acquisition or similar investment, do not exceed the greater of a specified pro forma secured net leverage ratio and the pro forma secured net leverage ratio immediately prior to such transaction), and (III) in the case of unsecured incremental indebtedness, either (x) do not exceed a specified pro forma total net leverage ratio (or, to the extent such incremental indebtedness is incurred in connection with any permitted acquisition or similar investment, do not exceed the greater of a specified pro forma total net leverage ratio and the pro forma total net leverage ratio immediately prior to such transaction) or (y) have a minimum specified interest coverage ratio (or, to the extent such incremental indebtedness is incurred in connection with any permitted acquisition or similar investment, maintain the lesser of a specified pro forma interest coverage ratio and the pro forma interest coverage ratio immediately prior to such transaction). The lenders under the New Senior Secured Credit Facilities are not under any obligation to provide any such incremental loans or commitments, and any such incremental loans or commitments are subject to certain customary conditions precedent and other provisions, as set forth in the Credit Agreement.

Interest Rate and Fees

Borrowings under the New Senior Secured Credit Facilities will bear interest, at the Company’s option, at a rate per annum equal to an applicable margin over either (a) a base rate determined by reference to the highest of (1) the prime lending rate published in the Wall Street Journal, (2) the federal funds effective rate plus 1/2 of 1% and (3) the LIBOR rate for a one-month interest period, plus 1.00%, or (b) a LIBOR rate determined by reference to the LIBOR rate as set forth by the ICE Benchmark Administration for the interest period relevant to such borrowing, in each case, subject to interest rate floors.

Prepayments

The New Senior Secured Credit Facilities require mandatory prepayments under certain circumstances, including with respect to excess cash flow, asset sale proceeds and proceeds from certain incurrences of indebtedness. The Company may voluntarily repay outstanding loans under the New Senior Secured Credit Facilities at any time without premium or penalty, other than customary breakage costs with respect to LIBOR loans; provided, however, that any voluntary prepayment, refinancing or repricing of the term loans under the New Term Loan Facility in connection with certain repricing transactions that occur prior to the date that is six months after the closing of the New Senior Secured Credit Facilities are subject to a prepayment premium of 1.00% of the principal amount of the term loans so prepaid, refinanced or repriced.

Guarantee and Security

All of the Company’s obligations under the New Senior Secured Credit Facilities and certain hedge agreements and cash management arrangements provided by the administrative agent, any lender party to the New Senior Secured Credit Facilities or any of their affiliates will be unconditionally guaranteed by the Company (with respect to hedge agreements and cash management arrangements not entered into by the Company), Agiliti Holdco and each of the Guarantors, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences.

All obligations under the New Senior Secured Credit Facilities and certain hedge agreements and cash management arrangements provided by the administrative agent or any lender party to the New Senior Secured Credit Facilities or any of their affiliates, and the guarantees of such obligations, will be secured, subject to permitted liens and other exceptions, by (a) a perfected first-priority pledge of all the equity interests of the Company, each Guarantor and certain material subsidiaries of the Company and the Guarantors (limited to 65% of voting stock in the case of material foreign subsidiaries and material domestic subsidiaries that are disregarded entities for tax purposes) and (b) perfected first-priority (1) security interests in substantially all tangible and intangible personal property of the Company, Agiliti Holdco and the Guarantors and (2) mortgages on material fee-owned real property of the Company, Agiliti Holdco and the Guarantors in excess of a specified value (subject to certain other exclusions).

Covenants and Events of Default

The New Senior Secured Credit Facilities contain a number of negative covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and the Guarantors to:

•                  incur additional indebtedness and guarantee indebtedness;

•                  create or incur liens;

•                  engage in mergers or consolidations;

•                  sell, transfer or otherwise dispose of assets;

•                  pay dividends and distributions or repurchase capital stock;

•                  prepay, redeem or repurchase certain indebtedness;

•                  make investments, loans and advances;

•                  enter into agreements which limit the ability of the Company and the Guarantors to incur liens on assets; and

•                  enter into amendments to certain junior lien and subordinated indebtedness in a manner materially adverse to the lenders.

The New Revolving Facility contains a springing financial covenant requiring compliance with a maximum ratio of first lien net indebtedness to consolidated EBITDA of 7.00:1.00. The financial covenant will be tested on the last day of each fiscal quarter (commencing with the fiscal quarter ending on March 31, 2019) only if the aggregate principal amount of borrowings under the New Revolving Facility and letters of credit (other than undrawn letters of credit), exceeds 35% of the total commitments under the New Revolving Facility on such day.

The New Senior Secured Credit Facilities also limit Agiliti Holdco’s activities to being a passive holding company and contain certain customary affirmative covenants and events of default for facilities of this type, including relating to a change of control. If an event of default occurs, the lenders under the New Senior Secured Credit Facilities will be entitled to take various actions and remedies, including the acceleration of amounts due under the New Senior Secured Credit Facilities and certain other customary actions and remedies permitted to be taken by secured creditors.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is included as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 5.01  Changes in Control of Registrant.

The information set forth in the Introduction of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.

In connection with the Business Combination, the Company’s direct parent, Agiliti Holdco, which was previously controlled by IPC, became an indirect subsidiary of Agiliti. Following the Business Combination, THL Agiliti LLC, a Delaware limited liability company (the “THL Stockholder”), holds approximately 99.2% of Agiliti’s common stock, par value $0.0001 per share (the “Agiliti Common Stock”) (excluding shares of Agiliti Common Stock issuable upon exercise of warrants). The total consideration to acquire Agiliti Holdco was approximately $1.44 billion. Such aggregate consideration consisted of cash and/or shares of Agiliti Common Stock and/or fully-vested options to purchase shares of Agiliti Common Stock. The sources of funds for the Business Combination include $660.0 million from the New Term Loan Facility as described in Item 1.01 above, approximately $34.0 million from the New Revolving Facility, approximately $19.6 million of existing capital leases rollover, approximately $21.8 million of equity rollover by existing holders, $737.8 million from the THL Stockholder pursuant to the Amended and Restated Subscription Agreement, dated December 19, 2018, between FSAC and the THL Stockholder and approximately $4.5 million from FSAC’s trust account.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Directors

In connection with the consummation of the Business Combination (and not because of any disagreement with the Company), the following members resigned from the Company’s Board of Directors effective as of January 4, 2019: Bret D. Bowerman, David Crane, Michael C. Feiner, John B. Grotting, Robert Juneja and Keith Zadourian. Mr. Bowerman served as a member of the audit committee, and Messrs. Crane, Feiner, Grotting, Juneja and Zadourian served as members of the compensation committee.

Following the consummation of the Business Combination, the Company’s Board of Directors will be comprised of eight directors, including continuing directors Thomas J. Leonard, Barry P. Schochet and John L. Workman. In connection with the consummation of the Business Combination, the Board of Directors has appointed, and the stockholder of the Company has approved, the appointments of Michael A. Bell, Gary L. Gottlieb, Megan M. Preiner, Scott M. Sperling and Joshua M. Nelson as additional members of the Company’s Board of Directors.

Michael A. Bell is an executive advisor to Thomas H. Lee Partners, L.P. (“THL”). Most recently, Mr. Bell was Chairman of Syneos Health, Inc. (formerly INC Research Holdings, Inc./inVentiv Health, Inc.). From August 1, 2017 to December 1, 2017, Mr. Bell served as Executive Chairman and President of Syneos Health Commercial Solutions (formerly inVentiv Health Commercial Solutions). From September 2014 until he joined Syneos Health, Inc., Mr. Bell served as Chairman and Chief Executive Officer of inVentiv Health, Inc. Mr. Bell served as inVentiv Health, Inc.’s Chief Operating Officer from May 2014 until his appointment as Chairman and Chief Executive Officer. From 1998 until he joined inVentiv Health, Inc., Mr. Bell was a Managing Partner and Founder of Monitor Clipper Partners, a private equity firm where he invested in companies in the professional services, procurement outsourcing and biopharmaceutical services industries. Mr. Bell also served as Senior Executive Vice President of John Hancock Financial Services, Inc., reporting to the Chairman and Chief Executive Officer, from 2001 until the business was sold to Manulife Financial Corporation in 2004. In 1983, Mr. Bell was a founder of Monitor Group, a management consulting firm engaged across the healthcare delivery system, and was a member of the firm’s leadership team until 1998 when he joined Monitor Clipper Partners, LLC. Mr. Bell holds a B.S. in Economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.

Dr. Gary L. Gottlieb has served as the Chief Executive Officer of Partners In Health since March 2015. From 2010 until February of 2015, he served as president and Chief Executive Officer of Partners HealthCare, the parent of the Brigham and Women’s and Massachusetts General Hospitals. Dr. Gottlieb currently serves as Chairman of the Board of Directors of the Federal Reserve Bank of Boston. Dr. Gottlieb also serves as a professor of psychiatry at Harvard Medical School and a member of the National Academy of Medicine. He served as President of Brigham and Women’s Hospital, as President of North Shore Medical Center, and as Chairman of Partners Psychiatry.

Joshua M. Nelson is a Managing Director and Head of Healthcare at THL, which he joined in 2003. Prior to joining THL, he worked at JPMorgan Partners, the private equity affiliate of JPMorgan Chase. Mr. Nelson currently serves on the board of Syneos Health, Inc., CSafe Global, Healthcare Staffing Services and Professional Physical Therapy, and he previously served on the boards of 1-800 CONTACTS, Inc., Curo Health Services, Intermedix Corporation and Party City Holdco. Mr. Nelson holds a B.A. in political science, summa cum laude, from Princeton University and an M.B.A., with honors, from Harvard Business School.

Megan M. Preiner is a Director at THL, which she joined in 2008. Prior to joining THL, she worked in the Media and Telecommunications Group at Credit Suisse. Ms. Preiner currently serves on the board of CSafe Global, Healthcare Staffing Services and Phillips Pet Food & Supplies, and she previously served on the board of Intermedix Corporation. Ms. Preiner holds a B.A. in Political Economy, cum laude, from Georgetown University and an M.B.A. from Harvard Business School.

Scott M. Sperling Sperling is currently a Co-President of THL, which he has led for over 20 years. Mr. Sperling’s current and prior directorships include Thermo Fisher Scientific, Experian Information Solutions, Houghton Mifflin Co., iHeartMedia, Inc., Madison Square Garden Company, ProcureNet, ProSiebenSat.1, Univision Communications, Inc., Warner Music Group, Fisher Scientific, Front Line Management Companies, Inc., The Learning Company, PriCellular Corp, Wyndham Hotels and several other private companies. Mr. Sperling is also the Chairman of Partners HealthCare, the parent of the Massachusetts General Hospital, Brigham Health and a number of the nation’s other leading academic medical centers, community hospitals and physician organizations. Prior to joining THL, Mr. Sperling was, for more than ten years, managing partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling holds a B.S. from Purdue University and an M.B.A. from Harvard Business School.

On the Closing Date, Agiliti and the THL Stockholder entered into a Director Nomination Agreement (the “Director Nomination Agreement), pursuant to which, for so long as the THL Stockholder beneficially owns at least 5% of Agiliti Common Stock then outstanding, the THL Stockholder will have a right to appoint or nominate a number of individuals for election to Agiliti’s board of directors, as applicable, subject to certain conditions. For further information on the Director Nomination Agreement, please see Agiliti’s Current Report on Form 8-K to be filed on or about January 10, 2019. The directors of the Company appointed to the Board of Directors mirror the directors of Agiliti. The Company is not aware of any transaction with the newly appointed directors requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

There will be no committees of the Board of Directors of the Company. All committees will be of the Board of Directors of Agiliti.

On January 4, 2019, the board of directors of Agiliti approved an increase in Mr. Leonard’s annual salary from $685,000 to $750,000 effective upon consummation of the Business Combination.

Item 8.01  Other Events.

Notice of Redemption of Existing Notes

On January 4, 2019, prior to the Business Combination, a notice of redemption was delivered to holders of the Existing Notes that the Existing Notes will be redeemed on February 4, 2019 at a redemption price of 100.000% of the aggregate principal amount of Existing Notes redeemed, plus accrued and unpaid interest thereon to, but not including the redemption date.

Discontinuation of Voluntary Filing

The Company has voluntarily filed periodic reports with the SEC pursuant to contractual agreements set forth in the indenture governing the Existing Notes. Upon redemption of the Existing Notes on the redemption date, all outstanding obligations under the indenture governing the Existing Notes will be discharged. As a result, the Company will no longer be required to file, and does not anticipate filing, any reports with the SEC subsequent to the redemption of the Existing Notes.

Press Release

On January 4, 2019, FSAC and the Company issued a joint press release announcing completion of the Business Combination. A copy of the press release is included as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits — See Exhibit Index

Exhibit Index

Exhibit No.	Description

10.1

Credit Agreement, dated as of January 4, 2019, by and among the Company, as borrower, Agiliti Holdco, Inc. and certain subsidiaries of the Company as guarantors, JPMorgan Chase Bank, N.A. as administrative agent, collateral agent, and letter of credit issuer, and the lenders from time to time party thereto.

99.1	Press Release of Federal Street Acquisition Corp. and Agiliti Health, Inc., dated January 4, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Agiliti Health, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agiliti Health, Inc.

By:	/s/ James B. Pekarek
James B. Pekarek
Executive Vice President and
Chief Financial Officer

Date: January 10, 2019